Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TCF Financial Corporation:

We consent to the incorporation by reference of our reports dated February 16, 2010, with respect to the consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of TCF Financial Corporation, in the following Registration Statements of TCF Financial Corporation: Nos. 33-43030, 33-53986, 33-63767, 333-62792, 333-72394, 333-113748, 333-146741, 333-154929, and 333-160237 on Form S-8 and Nos. 333-56500, 333-152922, and 333-156068 on Form S-3.

/s/ KPMG LLP

Minneapolis, Minnesota

February 16, 2010